                                                                    EXHIBIT 12.1

                          ALLIED WASTE INDUSTRIES, INC.
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                                             For the Year Ended December 31,
                                                      ----------------------------------------------------------------------------
                                                          2003         2002            2001              2000            1999
                                                      -----------  -------------  --------------    --------------   -------------
Fixed Charges:
  Interest expenses.................................  $   728,218  $     841,896  $      844,020    $      874,232   $     438,526
  Interest capitalized..............................       15,746         20,622          45,693            45,294          25,474
                                                      -----------  -------------  --------------    --------------   -------------
   Total interest...................................      743,964        862,518         889,713           919,526         464,000
  Interest component of rent expense................        8,169          8,552           7,917             9,668           8,886
  Interest expense on unconsolidated subsidiaries...           --             --              --            33,024          16,779
  Non-cash conversion of Series A Preferred Stock...      893,092             --              --                --              --
  Dividend expense..................................      172,047        142,888         445,195           232,830          25,541
                                                      -----------  -------------  --------------    --------------   -------------
Total fixed charges.................................  $1,817,272  $   1,013,958  $    1,342,825    $    1,195,048   $     515,206
                                                      ===========  =============  ==============    ==============   =============

Earnings:
  Income (loss) from continuing operations
  before income taxes...............................  $   201,862  $     365,837  $      197,965    $      293,625   $    (264,540)
  Plus: fixed charges...............................      924,180      1,013,958       1,342,825         1,195,048         515,206
  Less:  interest capitalized.......................      (15,746)       (20,622)        (45,693)          (45,294)        (25,474)
  Less: dividend expense............................     (172,047)      (142,888)       (445,195)         (232,830)        (25,541)
                                                      -----------  -------------  --------------    --------------   -------------
   Total earnings...................................  $   938,249  $   1,216,285  $    1,049,902    $    1,210,549   $     199,651
                                                      ===========  =============  ==============    ==============   =============

Ratio of earnings to fixed charges and
 preferred stock dividends (A)......................            *            1.2               *               1.0               *
                                                      ===========  =============  ==============    ==============   =============
Ratio of earnings to fixed charges..................          1.2            1.4             1.2               1.3              **
                                                      ===========  =============  ==============    ==============   =============

* Earnings were insufficient to cover fixed charges, preferred stock dividends and non-cash conversion of Series A Preferred Stock by $879.0 million, $292.9 million and $315.6 million in 2003, 2001 and 1999, respectively.

**  Earnings were insufficient to cover fixed charges by $290.0 million in 1999.

(A) Dividend expense is grossed up for taxes based on the Company's effective tax rate. During 2001, 2000 and 1999, the Company's effective tax rate was 83.6%, 70.6% and 8.8%, respectively, which deviates from the statutory tax rate primarily due to non-deductible portion of goodwill amortization. Effective January 1, 2002, in accordance with SFAS 142, goodwill is no longer amortized. If goodwill amortization had not been recorded, the ratio of earnings to fixed charges and preferred stock dividends would have been as follows:

                                                               For the Year Ended December 31,
                                                      ------------------------------------------
                                                          2001         2000            1999
                                                      -----------  -------------  --------------
Ratio of earnings to fixed charges and
preferred stock dividends....................                 ***            1.2             ***
                                                      ===========  =============  ==============

*** Earnings were insufficient to cover fixed charges and preferred stock dividends by $204.8 million in 1999 and $66.2 million in 2001.